As filed with the Securities and Exchange Commission on August 3, 2015

Registration No. 333-105862

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Micrel, Incorporated

(Exact name of Registrant as specified in its charter)

California	94-2526744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2180 Fortune Drive

San Jose, California 95131

(408) 944-0800

(Address of Principal Executive Offices including Zip Code)

___________________________

MICREL, INCORPORATED

2003 INCENTIVE AWARD PLAN

(Full title of the plans)

____________________

Raymond D. Zinn President and Chief Executive Officer Micrel, Incorporated 2180 Fortune Drive San Jose, California 95131 (Name and Address of Agent for Service) (408) 944-0800

(Telephone number, including area code, of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Micrel, Incorporated., a California corporation (the “Company”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-105862, which was filed with the SEC on June 5, 2003 (the “Registration Statement”).

On August 3, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 7, 2015, among the Company, Microchip Technology Incorporated (“Microchip”), a Delaware corporation, Mambo Acquisition Corp. (“Merger Sub”), a California corporation and a wholly owned subsidiary of Microchip and Mambo Acquisition LLC (“Merger Sub LLC”), a California limited liability company and direct wholly owned subsidiary of Microchip. Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (“Interim Surviving Corporation”) and a wholly owned subsidiary of Microchip (the “Merger”). Then the Interim Surviving Corporation will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving corporation. In connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the third day of August, 2015.

MICREL, INCORPORATED

By:	/s/ Raymond D. Zinn
Raymond D. Zinn
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.